Smart Sand, Inc. Announces Second Quarter 2025 Results
•2Q 2025 revenue of $85.8 million
•2Q 2025 net income of $21.4 million which includes a $(21.7) million tax benefit
•2Q 2025 cash flow used in operations of $(5.1) million
•2Q 2025 contribution margin $15.8 million
•2Q 2025 Adjusted EBITDA of $7.8 million
•2Q 2025 free cash flow of $(7.8) million

YARDLEY, Pennsylvania, August 12, 2025 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a leading supplier of premium Northern White frac sand and industrial sand and a proppant logistics solutions provider, today announced results for the second quarter of 2025.
“Smart Sand delivered robust sales volumes and improved profitability in the second quarter” stated Charles Young, Smart Sand’s Chief Executive Officer. “Our sales volumes rose 33% and our Adjusted EBITDA grew by $6.3M, compared to the first quarter. Strategic investments in our Blair and Ottawa facilities and our Utica Shale terminals have driven higher frac sand sales into the Northeast United States and Canada, while our Industrial Production Solutions (“IPS”) business continues to gain traction.”
“In the second quarter, our IPS sales volumes increased 28% from the first quarter, accounting for 6% of our total sales volumes in the first half of 2025. Frac sand sales into the Utica basin continued to grow, representing 16% of our total sales volumes through June 30th, primarily via our Ohio terminals.”
“We remain committed to returning capital to shareholders while growing our business by optimizing our industry-leading Northern White sand assets,” Young added. “So far this year, we have repurchased approximately 1 million shares and declared a $0.10/share dividend, payable on August 14, 2025, bringing 2025 shareholder returns to $6.4 million through August 14, 2025. Since January 2023, we have returned a total of $19.6 million in capital to our shareholders through a combination of stock buybacks and special dividends, and we will continue to look for opportunities to provide value to our shareholders.”
“Despite market volatility impacting customer activity, our strong balance sheet, low debt and ample liquidity levels position us well to navigate fluctuating oil and gas industry cycles. We expect sales volumes in the second half of 2025 to align with the first half of 2025 and we anticipate being free cash flow positive for the year,” said Young. “Long term fundamentals are strong for Northern White sand, driven by natural gas development in North America, LNG investments, and growing demand for data centers to support AI. With our robust logistics network and ample capacity of fine mesh Northern White sand, we are well positioned to grow our market share in the key Montney and Duvernay shale markets of Canada, and remain a leading supplier to the Appalachian and Bakken basins.”

Second Quarter 2025 Highlights
In the second quarter of 2025, tons sold totaled approximately 1,424,000, compared to 1,069,000 tons in the first quarter of 2025 and 1,274,000 tons in the second quarter of 2024, reflecting a 33% sequential increase and a 12% year-over-year increase.
Revenues in the second quarter of 2025 were $85.8 million, compared to $65.6 million in the first quarter of 2025 and $73.8 million in the second quarter of 2024. This increase sequentially was primarily driven by higher sales volumes partially offset by lower average selling prices, reflecting a more balanced supply and demand for

Northern White sand currently. Revenues were higher year over year due to higher sales volumes and higher average selling prices.
Cost of goods sold increased to $76.8 million for the second quarter of 2025, up from $62.8 million for the first quarter of 2025 and $60.7 million for the second quarter of 2024, primarily reflecting an increase in sales volumes. Freight and other delivery costs were higher sequentially and year over year primarily due to delivery location for frac sand sales and increased sales volumes through third party terminals.
Gross profit for the second quarter of 2025 was $9.0 million compared to $2.8 million in the first quarter of 2025 and $13.1 million in the second quarter of 2024. Gross profit increased sequentially due to the increase in sales volumes. Gross profit was lower than second quarter of 2024 results primarily due to higher freight and transloading expenses due to the delivery location for frac sand sales.
Operating expenses in the second quarter of 2025 were $9.0 million, down from $9.8 million in the first quarter of 2025 and $9.5 million in the second quarter of 2024. In the second quarter of 2025, we had a gain on the sale of an asset of $0.7 million related to the sale of vacant land that was part of a previous acquisition.
Total other expenses for the second quarter of 2025 were $0.3 million, up from $0.2 million in both the first quarter of 2025 and the second quarter of 2024.
In the second quarter of 2025, the Company recorded a net income of $21.4 million, or $0.55 per basic and diluted share. The Company had a net loss of $(24.2) million, or $(0.62) per basic and diluted share, for the first quarter of 2025 and a net loss of $(0.4) million, or $(0.01) per basic and diluted share, for the second quarter of 2024. The fluctuations in net income are primarily driven by non-cash deferred income tax expense. Income tax expense / (benefit) often distorts our results of operations due primarily to deferred tax variances. We are required to record our interim period income tax expense / (benefit) in accordance with GAAP, which requires that we estimate our full year effective tax rate and apply that rate to the net income for the period. Our effective tax rate includes modifications from the statutory rate for items such as income tax credits, tax depletion deduction, carrybacks, and state apportionment changes, among other items. The biggest driver of our income tax expense / (benefit) is our depletion deduction calculation, which is not directly related to the net income of our Company. This tax deduction has an equally large effect on our income tax rate, which is the basis for the quarterly income tax expense / (benefit) calculation. We do not expect to be a payer of federal income tax in 2025 and we expect to pay an immaterial amount of state income taxes in 2025. Because of the difference between income tax recorded on a GAAP basis and the cash taxes we expect to pay, we use additional non-GAAP performance measures of contribution margin, Adjusted EBITDA, and free cash flow to evaluate our results of operations.
Contribution margin in the second quarter of 2025 was $15.8 million, or $11.08 per ton sold, compared to $9.6 million, or $8.96 per ton sold, in the first quarter of 2025 and $19.8 million, or $15.53 per ton sold, in the second quarter of 2024. Adjusted EBITDA was $7.8 million in the second quarter of 2025 up from $1.4 million in the first quarter of 2025 and down from $11.9 million in the second quarter of 2024.
The sequential increase in contribution margin and Adjusted EBITDA were primarily driven by higher sales volumes partially offset by lower average selling prices and an increase in cost of goods sold due to higher production costs from higher sales volumes and increased logistics costs due to delivery location. The year-over-year decline in contribution margin and Adjusted EBITDA were primarily driven by an increase in cost of goods sold due to increased logistics and production costs.
Net cash used in operating activities in the second quarter of 2025 was $(5.1) million, a decline from $8.7 million generated in the first quarter of 2025 and net cash provided by operating activities of $14.9 million in the second quarter of 2024. The decrease sequentially and year over year was primarily due to the timing between customer collections and payables related to the increased sand shipments to our customers in the second quarter of 2025.

In the second quarter of 2025, free cash flow was $(7.8) million, net cash used in operating activities was $(5.1) million, and capital expenditures were $2.7 million. We currently project full year 2025 capital expenditures to range between $13.0 million and $17.0 million. We anticipate being free cash flow positive for 2025.
Liquidity
In the second quarter of 2025, the Company repurchased 854,779 shares of its common stock for $1.8 million under its share repurchase program. On October 3, 2024, the Smart Sand Board of Directors approved an eighteen month share repurchase program under which the Company may purchase up to $10.0 million of its ordinary shares (the “Repurchase Program”). Pursuant to the Repurchase Program, the Company may repurchase its ordinary shares from time to time, in amounts, at prices and at such times as management deems appropriate, subject to market conditions and other considerations. Management may make repurchases in the open market, privately negotiated transactions, accelerated repurchase programs or structured share repurchase programs. The Repurchase Program will be conducted in compliance with applicable legal requirements and shall be subject to market conditions and other factors. The Repurchase Program does not obligate management to acquire any particular amount of ordinary shares and the Repurchase Program may be modified or suspended at any time. The remaining amount that may be repurchased as of June 30, 2025 is $7.9 million of ordinary shares.
On July 23, 2025, the Company’s board of directors declared a special cash dividend on the Company’s common stock of $0.10 per share, or $4.3 million, payable on August 14, 2025, to stockholders of record as of the close of business on August 4, 2025.
The Company continues to focus on consistently returning capital back to its shareholders. Through August 14, 2025, Smart Sand will have returned a total of $6.4 million to shareholders through share repurchases and special dividends in 2025.
The Company’s primary sources of liquidity include cash on hand, cash flow from operations, and available borrowings under the Company’s FCB ABL Credit Facility. As of June 30, 2025, cash on hand was $4.3 million and the Company had $21.0 million in undrawn availability on the FCB ABL Credit Facility.
Additional Information
Investors are invited to view the Company’s Financial Statements and Investor Presentations at www.smartsand.com. The Company also welcomes calls or emails to the Company’s CFO, Lee Beckelman, with any specific questions.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including the Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, delays in the completion of certain expansion and improvement projects at our existing facilities or failure to recognize the anticipated benefits of such projects, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 11, 2024, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed by the Company with the SEC on August 12, 2025.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to our customers through its in-basin transloading terminals and our SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand revenue	$84,590	$64,464	$71,020
SmartSystems revenue	1,180	1,094	2,780
Total revenue	85,770	65,558	73,800
Cost of goods sold:
Sand cost of goods sold	75,673	61,673	58,903
SmartSystems cost of goods sold	1,140	1,113	1,824
Total cost of goods sold	76,813	62,786	60,727
Gross profit	8,957	2,772	13,073
Operating expenses:
Selling, general and administrative	9,110	9,243	8,871
Depreciation and amortization	604	619	671
(Gain) loss on disposal of fixed asset, net	(680)	(40)	3
Total operating expenses	9,034	9,822	9,545
Operating income	(77)	(7,050)	3,528
Other income (expenses):
Loss on extinguishment of debt	—	—	(1,310)
Interest expense, net	(316)	(342)	(393)
Other income	66	129	75
Total other expenses, net	(250)	(213)	(1,628)
(Loss) income before income tax (benefit) expense	(327)	(7,263)	1,900
Income tax (benefit) expense	(21,723)	16,968	2,330
Net income (loss)	$21,396	$(24,231)	$(430)
Net income (loss) per common share:
Basic	$0.55	$(0.62)	$(0.01)
Diluted	$0.54	$(0.62)	$(0.01)
Weighted-average number of common shares:
Basic	39,207	39,257	38,724
Diluted	39,378	39,257	38,724

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$4,293	$1,554
Accounts receivable	47,176	40,981
Unbilled receivables	1	5,311
Inventory	28,660	25,044
Prepaid expenses and other current assets	2,990	2,635
Total current assets	83,120	75,525
Property, plant and equipment, net	230,727	236,692
Operating lease right-of-use assets	26,343	23,153
Intangible assets, net	4,688	5,084
Other assets	971	1,092
Total assets	$345,849	$341,546
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,580	$16,988
Accrued expenses and other liabilities	13,976	12,561
Deferred revenue	17	54
Current portion of long-term debt	4,041	3,554
Current portion of operating lease liabilities	11,169	10,053
Total current liabilities	44,783	43,210
Long-term debt	17,594	9,130
Long-term operating lease liabilities	16,191	14,486
Deferred tax liabilities, net	4,706	9,316
Asset retirement obligations	21,854	21,292
Other non-current liabilities	221	302
Total liabilities	105,349	97,736
Commitments and contingencies
Stockholders’ equity
Common stock	39	39
Treasury stock	(17,109)	(14,671)
Additional paid-in capital	187,222	185,263
Retained earnings	70,404	73,239
Accumulated other comprehensive loss	(56)	(60)
Total stockholders’ equity	240,500	243,810
Total liabilities and stockholders’ equity	$345,849	$341,546

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net income (loss)	$21,396	$(24,231)	$(430)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	7,305	7,299	7,255
Amortization of intangible assets	198	198	199
Loss (gain) on disposal of fixed assets	(680)	(40)	3
Amortization of deferred financing cost	75	46	27
Accretion of debt discount	—	—	45
Deferred income taxes	(21,273)	16,662	2,331
Stock-based compensation	987	934	840
Employee stock purchase plan compensation	6	6	6
Changes in assets and liabilities:
Accounts receivable	(19,210)	13,015	6,343
Unbilled receivables	2,902	2,408	869
Inventory	(351)	(3,265)	553
Prepaid expenses and other assets	923	(1,712)	358
Deferred revenue	(459)	423	(1,738)
Accounts payable	2,777	(4,061)	(517)
Accrued and other expenses	267	1,042	(2,572)
Net cash (used in) provided by operating activities	(5,137)	8,724	14,882
Investing activities:
Purchases of property, plant and equipment	(2,676)	(3,536)	(1,354)
Proceeds from disposal of assets	739	1	1
Net cash used in investing activities	(1,937)	(3,535)	(1,353)
Financing activities:
Dividend payments to shareholders	(72)	(7)	—
Repayments of notes payable	(807)	(955)	(7,564)
Payments under finance leases	(54)	(58)	(58)
Payment of deferred financing and debt issuance costs	(10)	—	(78)
Proceeds from revolving credit facility	14,000	11,000	9,000
Repayment of revolving credit facility	(5,000)	(11,000)	(21,000)
Proceeds from equity issuance	—	26	—
Repurchase of treasury stock from restricted stock vesting	(36)	(336)	(52)
Repurchase of treasury stock from Repurchase Program	(1,762)	(305)	—
Net cash provided by (used in) financing activities	6,259	(1,635)	(11,870)
Net increase (decrease) in cash and cash equivalents	(815)	3,554	1,659
Cash and cash equivalents at beginning of period	5,108	1,554	4,598
Cash and cash equivalents at end of period	$4,293	$5,108	$6,257

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(in thousands, except per ton amounts)
Revenue	$85,770	$65,558	$73,800
Cost of goods sold	76,813	62,786	60,727
Gross profit	8,957	2,772	13,073
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,827	6,805	6,715
Contribution margin	$15,784	$9,577	$19,788
Contribution margin per ton	$11.08	$8.96	$15.53
Total tons sold	1,424	1,069	1,274
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the FCB ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(in thousands)
Net income (loss)	$21,396	$(24,231)	$(430)
Depreciation, depletion and amortization	7,236	7,206	7,214
Income tax (benefit) expense and other taxes	(21,723)	16,968	2,330
Interest expense	344	372	408
EBITDA	$7,253	$315	$9,522
Net loss (gain) on disposal of fixed assets	(680)	(40)	3
Equity compensation	909	859	728
Loss on extinguishment of debt	—	—	1,310
Cash charges related to restructuring and retention	—	—	41
Accretion of asset retirement obligations	269	292	249
Adjusted EBITDA	$7,751	$1,426	$11,853

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by operating activities to free cash flow.

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(in thousands)
Net cash (used in) provided by operating activities	$(5,137)	$8,724	$14,882
Purchases of property, plant and equipment	(2,676)	(3,536)	(1,354)
Free cash flow	$(7,813)	$5,188	$13,528

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com